Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 3, 2015, relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

San Jose, California
March 9, 2015